Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN COASTAL INSURANCE CORPORATION REPORTS FINANCIAL RESULTS

FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2025

Company to Host Quarterly Conference Call at 5:00 P.M. ET on February 19, 2026

The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/events-and-presentations.

St. Petersburg, FL - February 19, 2026: American Coastal Insurance Corporation (Nasdaq: ACIC) ("ACIC" or the "Company"), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and year ended December 31, 2025.

($ in thousands, except for per share data)	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	Change	2025	2024	Change
Gross premiums written	$114,512	$140,739	(18.6)%	$612,522	$647,805	(5.4)%
Gross premiums earned	157,942	162,710	(2.9)%	648,260	638,608	1.5%
Net premiums earned	79,319	73,492	7.9%	306,852	273,990	12.0%
Total revenue	86,375	79,267	9.0%	335,439	296,657	13.1%
Income from continuing operations, net of tax	26,564	5,868	NM	106,795	76,319	39.9%
Income (loss) from discontinued operations, net of tax	—	(922)	NM	42	(601)	NM
Consolidated net income	$26,564	$4,946	NM	$106,837	$75,718	41.1%
Net income available to ACIC stockholders per diluted share
Continuing Operations	$0.53	$0.12	NM	$2.15	$1.55	38.7%
Discontinued Operations	—	(0.02)	NM	—	(0.01)	NM
Total	$0.53	$0.10	NM	$2.15	$1.54	39.6%

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets and goodwill impairment	$610	$608	0.3%	$2,438	$2,639	(7.6)%
Less: Income (loss) from discontinued operations, net of tax	—	(922)	NM	42	(601)	NM
Less: Net realized gains (losses) on investment portfolio	—	—	NM	1,382	(124)	NM
Less: Unrealized gains on equity securities	1,570	454	NM	4,999	1,996	NM
Less: Net tax impact (1)	(202)	32	NM	(828)	161	NM
Core income(2)	25,806	5,990	NM	103,680	76,925	34.8%
Core income per diluted share (2)	$0.52	$0.12	NM	$2.08	$1.56	33.3%

Book value per share				$6.51	$4.89	33.1%

NM = Not Meaningful

(1) In order to reconcile net income to the core income measures, the Company included the tax impact of all adjustments using the 21% federal corporate tax rate.

(2) Core income and core income per diluted share, both of which are measures that are not based on generally accepted accounting principles ("GAAP"), are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Comments from President & Chief Executive Officer, B. Bradford Martz:

“We're proud to have finished the year with earnings of $26.6 million for the quarter and earnings of $106.8 million, or $2.15 per share for the full year, exceeding our 2025 guidance. Net premiums earned were in line with our 2025 guidance, contributing to revenue growth of 13.1% year-over-year. Our underwriting results remain strong, with both our quarterly and full year underlying combined ratio outperforming our 65% target. American Coastal continues to strengthen its liquidity position and grow its book value meaningfully, while rewarding shareholders with special dividends each of the last two years. The Company remains strategically positioned to deliver long-term value creation and execute on our growth initiatives moving forward.”

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Income from continuing operations, net of tax	$26,564	$5,868	$106,795	$76,319
Return on equity based on GAAP income from continuing operations, net of tax (1)	36.0%	10.4%	36.2%	33.7%

Income (loss) from discontinued operations, net of tax	$—	$(922)	$42	$(601)
Return on equity based on GAAP income (loss) from discontinued operations, net of tax (1)	—%	(1.6)%	—%	(0.3)%

Consolidated net income	$26,564	$4,946	$106,837	$75,718
Return on equity based on GAAP net income (1)	36.0%	8.7%	36.2%	33.5%

Core income	$25,806	$5,990	$103,680	$76,925
Core return on equity (1)(2)	35.0%	10.6%	35.2%	34.0%

(1) Return on equity for the three months and years ended December 31, 2025 and 2024 is calculated on an annualized basis by dividing the net income or core income for the period by the average stockholders' equity for the trailing twelve months.

(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income, which is reconciled on the first page of this press release to net income, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	Change		2025	2024	Change

Loss ratio, net(1)	12.5%	40.5%	(28.0)	pts	15.0%	25.3%	(10.3)	pts
Expense ratio, net(2)	46.1%	51.4%	(5.3)	pts	45.1%	42.2%	2.9	pts
Combined ratio (CR)(3)	58.6%	91.9%	(33.3)	pts	60.1%	67.5%	(7.4)	pts
Effect of current year catastrophe losses on CR	1.3%	27.8%	(26.5)	pts	0.5%	9.3%	(8.8)	pts
Effect of prior year favorable development on CR	(1.6)%	(1.8)%	0.2	pts	(1.9)%	(1.4)%	(0.5)	pts
Underlying combined ratio(4)	58.9%	65.9%	(7.0)	pts	61.5%	59.6%	1.9	pts

(1) Loss ratio, net, is calculated as losses and loss adjustment expenses ("LAE"), net of losses ceded to reinsurers, relative to net premiums earned.

(2) Expense ratio, net, is calculated as the sum of all operating expenses, less interest expense relative to net premiums earned.

(3) Combined ratio is the sum of the loss ratio, net, and expense ratio, net.

(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	Change		2025	2024	Change
Net loss and LAE	$9,900	$29,794	$(19,894)		$46,040	$69,319	$(23,279)
% of Gross earned premiums	6.3%	18.3%	(12.0)	pts	7.1%	10.9%	(3.8)	pts
% of Net earned premiums	12.5%	40.5%	(28.0)	pts	15.0%	25.3%	(10.3)	pts
Less:
Current year catastrophe losses	$1,060	$20,405	$(19,345)		$1,485	$25,561	$(24,076)
Prior year reserve favorable development	(1,234)	(1,325)	91		(5,827)	(3,704)	(2,123)
Underlying loss and LAE (1)	$10,074	$10,714	$(640)		$50,382	$47,462	$2,920
% of Gross earned premiums	6.4%	6.6%	(0.2)	pts	7.8%	7.4%	0.4	pts
% of Net earned premiums	12.8%	14.5%	(1.8)	pts	16.4%	17.3%	(0.9)	pts

(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	Change		2025	2024	Change
Policy acquisition costs	$24,682	$26,514	$(1,832)		$97,844	$70,990	$26,854
General and administrative	11,858	11,277	581		40,463	44,756	(4,293)
Total operating expenses	$36,540	$37,791	$(1,251)		$138,307	$115,746	$22,561
% of Gross earned premiums	23.1%	23.2%	(0.1)	pts	21.3%	18.1%	3.2	pts
% of Net earned premiums	46.1%	51.4%	(5.3)	pts	45.1%	42.2%	2.9	pts

Exhibit 99.1

Quarter to Date Financial Results

Net income for the fourth quarter ended December 31, 2025 was $26.6 million, or $0.53 per diluted share, compared to net income of $4.9 million, or $0.10 per diluted share, for the fourth quarter ended December 31, 2024. Drivers of the favorable change in net income during the fourth quarter of 2025 included decreased losses and LAE compared with the fourth quarter of 2024 as Hurricane Milton made landfall. During the fourth quarter of 2024, the Company's net loss attributable to discontinued operations was $922 thousand. The Company had no discontinued operations during the fourth quarter of 2025.

The Company's total gross written premium decreased by $26.2 million, or 18.6%, to $114.5 million for the fourth quarter ended December 31, 2025, from $140.7 million for the fourth quarter ended December 31, 2024. Gross premium earned decreased $4.8 million, or 3.0%, to $157.9 million for the fourth quarter ended December 31, 2025 from $162.7 million for the fourth quarter ended December 31, 2024. Ceded premiums earned decreased $10.6 million, or 11.9%, to $78.6 million for the fourth quarter ended December 31, 2025 from $89.2 million for the fourth quarter ended December 31, 2024. The breakdown of the quarter-over-quarter changes in these premiums is shown in the table below. More detail regarding the Company's ceded premiums can be seen in the "Reinsurance Costs as a Percentage of Gross Earned Premium" section below.

($ in thousands)	Three Months Ended December 31,
	2025	2024	Change $	Change %
Gross premiums written	$114,512	$140,739	$(26,227)	(18.6)%
Change in gross unearned premiums	43,430	21,971	21,459	97.7%
Gross premiums earned	157,942	162,710	(4,768)	(2.9)%
Ceded premiums written	(3,953)	(50,684)	46,731	(92.2)%
Change in ceded unearned premiums	(74,670)	(38,534)	(36,136)	93.8%
Ceded premiums earned	(78,623)	(89,218)	10,595	(11.9)%
Net premiums earned	$79,319	$73,492	$5,827	7.9%

Losses and LAE decreased by $19.9 million, or 66.8%, to $9.9 million for the fourth quarter ended December 31, 2025, from $29.8 million for the fourth quarter ended December 31, 2024. Loss and LAE expense as a percentage of net earned premiums decreased 28.0 points to 12.5% for the fourth quarter ended December 31, 2025, compared to 40.5% for the fourth quarter ended December 31, 2024. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the fourth quarter ended December 31, 2025, would have been 6.4%, a decrease of 0.2 point from 6.6% for the fourth quarter ended December 31, 2024.

Policy acquisition costs decreased by $1.8 million, or 6.8%, to $24.7 million for the fourth quarter ended December 31, 2025, from $26.5 million for the fourth quarter ended December 31, 2024, primarily due to decreased external management fees as a product of the decrease in written premiums shown above. This was partially offset by a decrease in ceding commission income as a result of the Company's quota share reinsurance coverage decreasing from 20% to 15%, effective June 1, 2025.

General and administrative expenses remained relatively flat, increasing by $0.6 million, or 5.3%, to $11.9 million for the fourth quarter ended December 31, 2025, from $11.3 million for the fourth quarter ended December 31, 2024.

Exhibit 99.1

Annual Financial Results

Net income for the year ended December 31, 2025 was $106.8 million, or $2.15 per diluted share, compared to net income of $75.7 million, or $1.54 per diluted share, for the year ended December 31, 2024. Drivers of the change in net income during 2025 included increased gross premiums earned and decreased ceded premiums earned, driving an overall increase in revenues. In addition, the Company saw decreased losses and LAE, partially offset by increased policy acquisition costs. During 2024, the Company's net loss attributable to discontinued operations was $601 thousand, compared to net income of $42 thousand attributable to discontinued operations during 2025.

The Company's total gross written premium decreased by $35.3 million, or 5.4%, to $612.5 million for the year ended December 31, 2025, from $647.8 million for the year ended December 31, 2024. Gross premium earned increased $9.7 million, or 1.5%, to $648.3 million for the year ended December 31, 2025 from $638.6 million for the year ended December 31, 2024. Ceded premiums earned decreased $23.2 million, or 6.4%, to $341.4 million for the year ended December 31, 2025 from $364.6 million for the year ended December 31, 2024. The breakdown of the year-over-year changes in these premiums are shown in the table below.

($ in thousands)	Year Ended December 31,
	2025	2024	Change $	Change %
Gross premiums written	$612,522	$647,805	$(35,283)	(5.4)%
Change in gross unearned premiums	35,738	(9,197)	44,935	(488.6)%
Gross premiums earned	648,260	638,608	9,652	1.5%
Ceded premiums written	(290,212)	(370,210)	79,998	(21.6)%
Change in ceded unearned premiums	(51,196)	5,592	(56,788)	(1,015.5)%
Ceded premiums earned	(341,408)	(364,618)	23,210	(6.4)%
Net premiums earned	$306,852	$273,990	$32,862	12.0%

Losses and LAE decreased by $23.3 million, or 33.6%, to $46.0 million for the year ended December 31, 2025, from $69.3 million for the year ended December 31, 2024. Loss and LAE expense as a percentage of net earned premiums decreased 10.3 points to 15.0% for the year ended December 31, 2025, compared to 25.3% for the year ended December 31, 2024. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the year ended December 31, 2025, would have been 7.8%, an increase of 0.4 point from 7.4% for the year ended December 31, 2024.

Policy acquisition costs increased by $26.9 million, or 37.9%, to $97.8 million for the year ended December 31, 2025, from $71.0 million for the year ended December 31, 2024, primarily due to decreased ceding commission income as a result of the Company's quota share reinsurance coverage decreasing from 20% to 15%, effective June 1, 2025. In addition, external management fees increased as a result of a one percent increase in the management fee and profit share accrual pursuant to the renewal terms for the contract with AmRisc, LLC, effective June 1, 2024.

General and administrative expenses decreased by $4.3 million, or 9.6%, to $40.5 million for the year ended December 31, 2025, from $44.8 million for the year ended December 31, 2024, driven by a decrease in depreciation and amortization as well as a decrease in external spending for professional and consulting services, audit fees and legal fees.

Exhibit 99.1

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the fourth quarter of 2025 and 2024 were as follows:

	2025	2024
Non-at-Risk	(0.4)%	(0.3)%
Quota Share	(12.7)%	(16.2)%
All Other	(36.7)%	(38.3)%
Total Ceding Ratio	(49.8)%	(54.8)%

Ceded premiums earned related to the Company's quota share reinsurance coverage decreased as the result of a decrease in the cession rate from 20% to 15% effective June 1, 2025. The Company's excess-of-loss coverage remained relatively flat, with cost savings on these contracts in the current year being offset by additional coverage purchased due to exposure growth and the decreased quota share cession rate. Overall, this drove a decrease in the Company's ceding ratio as the Company's replacement excess-of-loss coverage was more cost-effective than the quota share coverage it replaced.

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased from $540.8 million at December 31, 2024, to $647.7 million at December 31, 2025. This increase was driven by cash flows from operations. The Company's cash and investment holdings consist primarily of investments in U.S. government and agency securities, corporate debt, mutual funds and investment grade money market instruments. Fixed maturities represented approximately 71.3% of total investments at December 31, 2025, compared to 82.3% of total investments at December 31, 2024. The Company's fixed maturity investments had a modified duration of 2.5 years at December 31, 2025, compared to 2.2 years at December 31, 2024.

Exhibit 99.1

Book Value Analysis

Book value per common share increased 33.2% from $4.89 at December 31, 2024, to $6.51 at December 31, 2025. Underlying book value per common share increased 27.8% from $5.21 at December 31, 2024, to $6.66 at December 31, 2025. An increase in the Company's retained earnings as a result of net income for the year ended 2025 drove the increase in the Company's book value per share. As shown in the table below, removing the effect of Accumulated Other Comprehensive Income ("AOCI"), caused by capital market conditions, increases the Company's book value per common share at December 31, 2025.

($ in thousands, except for share and per share data)
	December 31, 2025	December 31, 2024
Book Value per Share
Numerator:
Common stockholders' equity	$317,565	$235,660
Denominator:
Total Shares Outstanding	48,764,802	48,204,962
Book Value Per Common Share	$6.51	$4.89

Book Value per Share, Excluding the Impact of AOCI
Numerator:
Common stockholders' equity	$317,565	$235,660
Less: Accumulated other comprehensive loss	(7,242)	(15,666)
Stockholders' Equity, excluding AOCI	$324,807	$251,326
Denominator:
Total Shares Outstanding	48,764,802	48,204,962
Underlying Book Value Per Common Share(1)	$6.66	$5.21

(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Conference Call Details

Date and Time: February 19, 2026 - 5:00 P.M. ET

Participant Dial-In: (United States): 877-445-9755

(International): 201-493-6744

Webcast: To listen to the live webcast, please go to https://investors.amcoastal.com and click on the conference call link at the bottom of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1751270&tp_key=849b2696a5

An archive of the webcast will be available for a limited period of time thereafter.

Presentation: The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/events-and-presentations.

About American Coastal Insurance Corporation

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, and Apartments in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned a Financial Stability Rating of “A”, "Exceptional" from Demotech, and maintains an “A-” insurance financial strength rating with a Positive outlook by Kroll. ACIC maintains a ‘BBB-’ issuer rating with a Positive outlook by Kroll.

Exhibit 99.1

Contact Information:
Alexander Baty
Vice President, Finance & Investor Relations, American Coastal Insurance Corp.
investorrelations@amcoastal.com
(727) 425-8076

Jeremy Hellman
Investor Relations, Vice President, The Equity Group
jhellman@equityny.com
(212) 836-9626

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of ACIC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to evaluate performance against historical results and establish financial

Exhibit 99.1

targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Discontinued Operations

On May 9, 2024, the Company entered into the Sale Agreement with Forza Insurance Holdings, LLC ("Forza") in which ACIC agreed to sell and Forza agreed to acquire 100% of the issued and outstanding stock of the Company's subsidiary, Interboro Insurance Company ("IIC"). Forza's application to acquire IIC was approved by the New York Department of Financial Services on February 13, 2025 and the sale closed on April 1, 2025. The Company received cash proceeds totaling $25,679,000 from the sale resulting in a loss on disposal of $247,000, net of tax impact. The Company also recognized a $1,348,000 loss, net of tax impact, on IIC's fixed maturity portfolio, which was included in Accumulated other comprehensive loss on the Company's Consolidated Balance Sheet prior to the sale.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and

Exhibit 99.1

plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1

Consolidated Statements of Comprehensive Income (Unaudited)

In thousands, except share and per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
REVENUE:
Gross premiums written	$114,512	$140,739	$612,522	$647,805
Change in gross unearned premiums	43,430	21,971	35,738	(9,197)
Gross premiums earned	157,942	162,710	648,260	638,608
Ceded premiums earned	(78,623)	(89,218)	(341,408)	(364,618)
Net premiums earned	79,319	73,492	306,852	273,990
Net investment income	5,486	5,321	22,206	20,795
Net realized investment gains (losses)	—	—	1,382	(124)
Net unrealized gains on equity securities	1,570	454	4,999	1,996
Total revenue	86,375	79,267	335,439	296,657
EXPENSES:
Losses and loss adjustment expenses	9,900	29,794	46,040	69,319
Policy acquisition costs	24,682	26,514	97,844	70,990
General and administrative expenses	11,858	11,277	40,463	44,756
Interest expense	2,660	2,784	10,815	11,996
Total expenses	49,100	70,369	195,162	197,061
Income before other income	37,275	8,898	140,277	99,596
Other income (loss)	(657)	(11)	2,457	2,063
Income before income taxes	36,618	8,887	142,734	101,659
Provision for income taxes	10,054	3,019	35,939	25,340
Income from continuing operations, net of tax	$26,564	$5,868	$106,795	$76,319
Income (loss) from discontinued operations, net of tax	—	(922)	42	(601)
Net income	$26,564	$4,946	$106,837	$75,718
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	1,161	(4,049)	9,806	3,355
Reclassification adjustment for net realized investment losses (gains)	—	—	(1,382)	124
Total comprehensive income	$27,725	$897	$115,261	$79,197

Weighted average shares outstanding
Basic	48,665,133	48,095,488	48,476,824	47,831,412
Diluted	49,931,377	49,589,458	49,782,993	49,362,985

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$0.55	$0.12	$2.20	$1.60
Discontinued operations	—	(0.02)	—	(0.01)
Total	$0.55	$0.10	$2.20	$1.59
Diluted
Continuing operations	$0.53	$0.12	$2.15	$1.55
Discontinued operations	—	(0.02)	—	(0.01)
Total	$0.53	$0.10	$2.15	$1.54

Dividends declared per share	$0.75	$0.50	$0.75	$0.50

Exhibit 99.1

Consolidated Balance Sheets (Unaudited)

In thousands, except share amounts

	December 31, 2025	December 31, 2024
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$253,152	$281,001
Equity securities	61,685	36,794
Other investments	40,053	23,623
Total investments	$354,890	$341,418
Cash and cash equivalents	198,762	137,036
Restricted cash	94,092	62,357
Total cash, cash equivalents and restricted cash	$292,854	$199,393
Accrued investment income	3,156	2,964
Property and equipment, net	723	5,736
Premiums receivable, net	70,447	46,564
Reinsurance recoverable on paid and unpaid losses, net	128,205	263,419
Ceded unearned premiums	109,697	160,893
Goodwill	59,476	59,476
Deferred policy acquisition costs, net	37,815	40,282
Intangible assets, net	3,471	5,908
Other assets	11,998	16,816
Assets held for sale	—	73,243
Total Assets	$1,072,732	$1,216,112
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$165,701	$322,087
Unearned premiums	249,616	285,354
Reinsurance payable on premiums	66,841	83,130
Accounts payable and accrued expenses	112,781	86,140
Operating lease liability	3,135	3,323
Notes payable, net	149,353	149,020
Other liabilities	7,740	1,456
Liabilities held for sale	—	49,942
Total Liabilities	$755,167	$980,452

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,976,885 and 48,417,045 issued, respectively; 48,764,802 and 48,204,962 outstanding, respectively	5	5
Additional paid-in capital	439,742	436,524
Treasury shares, at cost: 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(7,242)	(15,666)
Retained earnings (deficit)	(114,509)	(184,772)
Total Stockholders' Equity	$317,565	$235,660
Total Liabilities and Stockholders' Equity	$1,072,732	$1,216,112